Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: April 26, 2021

Investors & Media:	Megan Rattigan	+1 312 861 6048

JBT Corporation Reports First Quarter 2021 Results
FoodTech Experiencing Robust Recovery

First Quarter Highlights:

◦Revenue of $418 million and earnings per share exceeded expectations at $0.84 or $0.90 as adjusted
◦Year-over-year orders increased 22 percent at FoodTech
◦Generated outstanding operating cash flow of $85.7 million and free cash flow of $77.6 million

CHICAGO, April 26, 2021 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2021.

"We continue to be encouraged by the high level of customer engagement resulting in record FoodTech orders in the first quarter of 2021," said Brian Deck, President and Chief Executive Officer. "At the same time, we see disruption in the supply chain and inflationary pressures that are likely to impact our margin expansion for the remainder of 2021."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

First Quarter 2021

"Revenue was in line with our guidance for the first quarter at both FoodTech and AeroTech,” said Matthew Meister, Executive Vice President and Chief Financial Officer. "FoodTech's margins were also in line with expectations, while AeroTech outperformed based on a favorable equipment mix and better aftermarket revenue."

First quarter 2021 revenue of $417.8 million declined 9 percent year over year. Operating income was $37.8 million and net income was $27.0 million, declining 14 percent and 7 percent, respectively. Adjusted EBITDA of $58.5 million declined 11 percent year over year while adjusted EBITDA margin declined 40 basis points to 14.0 percent.

FoodTech revenue of $311.8 million increased 1 percent year over year, with favorable foreign currency translation offsetting a slight decline in organic revenue. Operating profit was $41.5 million. Adjusted

EBITDA of $58.3 million increased 4 percent year over year while adjusted EBITDA margin expanded 50 basis points to 18.7 percent.

AeroTech revenue of $106.0 million declined 28 percent year over year, reflecting the impact of a sharp decline in passenger airline travel. Operating profit was $9.9 million. Adjusted EBITDA of $11.3 million declined 43 percent year over year while adjusted EBITDA margin declined 260 basis points to 10.7 percent.

Corporate expense declined 7 percent year over year reflecting lower M&A related costs while interest expense declined significantly year over year with lower debt and lower interest rates.

Diluted earnings per share from continuing operations was $0.84 for the first quarter of 2021 compared with $0.90 for the first quarter of 2020. Adjusted earnings per share was $0.90 compared with $1.01 in the year-ago period.

First quarter 2021 record orders of $386 million expanded 22 percent at FoodTech with a 24 percent increase in the backlog. AeroTech orders and backlog declined 35 percent and 9 percent, respectively.

"FoodTech orders were largely driven by needs of food processing customers serving the retail market," added Deck. "On the AeroTech side, while orders continue to reflect the pandemic-driven impact on the commercial airline industry, we are increasingly confident in our ability to deliver modest revenue growth for the full year."

JBT generated cash from operations of $85.7 million and free cash flow of $77.6 million in the first quarter of 2021. Liquidity at quarter end, which includes cash plus borrowing capacity, stood at $496 million with a bank leverage ratio of 1.9x net debt to EBITDA, as defined in the Company's credit agreement.

Outlook

"We have refined our full-year 2021 guidance to reflect better top-line growth, driven by robust commercial activity across most of our business," concluded Deck. "At the same time, supply chain strains and inflation will pressure costs."

The Company now expects FoodTech revenue growth of 9 - 11 percent in 2021 with operating margins in the range of 14.25 - 14.75 percent and adjusted EBITDA margins in the 19.25 - 19.75 percent range.

At AeroTech, the Company continues to expect revenue growth of 0 - 5 percent compared to 2020, with operating margins in the range of 10.75 - 11.25 percent and adjusted EBITDA margins in the 12.0 - 12.5 percent range.

Corporate expense is expected to be approximately 2.7 percent of revenue. Interest expense for 2021 is forecasted at $11 million and the tax rate is expected to be approximately 25 percent.

Based on these forecasts, earnings per diluted share guidance for full year 2021 is $4.20 - $4.40 on a GAAP basis and $4.40 - $4.60 on an adjusted basis.

The Company expects revenue to progressively increase each quarter during 2021 and projects second quarter 2021 revenue of $435 - $455 million, driven by year-over-year gains at FoodTech.

The Company’s second quarter 2021 guidance for operating margins are 13.75 - 14.25 percent at FoodTech with adjusted EBITDA margins of 19 - 19.5 percent. For AeroTech, operating margins are forecasted at 8.75 - 9.25 percent with adjusted EBITDA margins of 10.0 - 10.5 percent.

First Quarter 2021 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Tuesday, April 27, 2021, to discuss first quarter results. Participants may access the conference call through Online Registration: http://www.directeventreg.com/registration/event/8549227. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions; effects of the U.K.’s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices, freight costs, and lack of availability of raw materials driven by supply chain delays and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2021	2020

Revenue	$417.8	$457.7
Cost of sales	284.6	314.7

Gross profit	133.2	143.0
Gross profit %	31.9%	31.2%

Selling, general and administrative expense	94.4	97.3
Restructuring expense	1.0	2.0

Operating income	37.8	43.7
Operating income %	9.0%	9.5%

Pension expense, other than service cost	—	1.0
Net interest expense	2.1	4.8
Income from continuing operations before income taxes	35.7	37.9
Provision for income taxes	8.7	8.9
Income from continuing operations	27.0	29.0
Net income	$27.0	$29.0

Basic earnings per share:
Income from continuing operations	$0.84	$0.91
Net income	$0.84	$0.91

Diluted earnings per share:
Income from continuing operations	$0.84	$0.90
Net income	$0.84	$0.90

Weighted average shares outstanding
Basic	32.0	31.9
Diluted	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2021	2020

Income from continuing operations as reported	$27.0	$29.0

Non-GAAP adjustments:
Restructuring expense	1.0	2.0
M&A related cost(1)	1.4	2.5
Impact on tax provision from Non-GAAP adjustments(2)	(0.6)	(1.1)
Adjusted income from continuing operations	$28.8	$32.4

Income from continuing operations as reported	$27.0	$29.0
Total shares and dilutive securities	32.1	32.1
Diluted earnings per share from continuing operations	$0.84	$0.90

Adjusted income from continuing operations	$28.8	$32.4
Total shares and dilutive securities	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$0.90	$1.01

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Impact on income tax provision was calculated using our annual effective tax rate of 24.4% and 24.0% for the quarters ended March 31, 2021 and 2020, respectively.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended March 31,
	2021	2020

Net income	$27.0	$29.0

Income from continuing operations as reported	27.0	29.0

Income tax provision	8.7	8.9
Interest expense, net	2.1	4.8
Depreciation and amortization	18.3	17.5

EBITDA	56.1	60.2

Restructuring expense	1.0	2.0
Pension expense, other than service cost	—	1.0
M&A related cost(1)	1.4	2.5

Adjusted EBITDA	$58.5	$65.7

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended March 31,
	2021	2020
Revenue
JBT FoodTech	$311.8	$309.7
JBT AeroTech	106.0	148.0
Total revenue	$417.8	$457.7

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$41.5	$40.7
JBT FoodTech segment operating profit %	13.3%	13.1%

JBT AeroTech	9.9	18.5
JBT AeroTech segment operating profit %	9.3%	12.5%

Total segment operating profit	51.4	59.2
Total segment operating profit %	12.3%	12.9%

Corporate expense	12.6	13.5
Restructuring expense	1.0	2.0
Operating income	$37.8	$43.7
Operating income %	9.0%	9.5%

Other business segment information

	Three Months Ended March 31,
Inbound orders	2021	2020
JBT FoodTech	$385.7	$315.5
JBT AeroTech	100.4	154.6
Total inbound orders	$486.1	$470.1

	As of March 31,
	2021	2020
Order Backlog
JBT FoodTech	$488.7	$395.0
JBT AeroTech	280.8	310.0
Total order backlog	$769.5	$705.0

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended March 31, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$41.5	$9.9	$(13.6)	$37.8
Restructuring expense	—	—	1.0	1.0
M&A related cost(1)	0.5	—	0.9	1.4
Adjusted operating profit	42.0	9.9	(11.7)	40.2
Depreciation and amortization	16.3	1.4	0.6	18.3
Adjusted EBITDA	$58.3	$11.3	$(11.1)	$58.5

Total revenue	$311.8	$106.0	$—	$417.8
Operating profit %	13.3%	9.3%		9.0%
Adjusted operating profit %	13.5%	9.3%		9.6%
Adjusted EBITDA %	18.7%	10.7%		14.0%

	Three Months Ended March 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$40.7	$18.5	$(15.5)	$43.7
Restructuring expense	—	—	2.0	2.0
M&A related cost(1)	—	—	2.5	2.5
Adjusted operating profit	40.7	18.5	(11.0)	48.2
Depreciation and amortization	15.6	1.2	0.7	17.5
Adjusted EBITDA	$56.3	$19.7	$(10.3)	$65.7

Total revenue	$309.7	$148.0	$—	$457.7
Operating profit %	13.1%	12.5%		9.5%
Adjusted operating profit %	13.1%	12.5%		10.5%
Adjusted EBITDA %	18.2%	13.3%		14.4%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31,	December 31,
	2021	2020

Cash and cash equivalents	$57.5	$47.5
Trade receivables, net of allowances	281.5	304.4
Inventories	195.7	197.3
Other current assets	62.7	66.9
Total current assets	597.4	616.1

Property, plant and equipment, net	263.3	268.0
Other assets	933.6	921.8
Total assets	$1,794.3	$1,805.9

Short-term debt and current portion of long-term debt	$0.5	$2.4
Accounts payable, trade and other	150.0	140.7
Advance and progress payments	145.9	137.5
Other current liabilities	173.0	176.9
Total current liabilities	469.4	457.5

Long-term debt, less current portion	469.3	522.5

Accrued pension and other post-retirement benefits, less current portion	89.9	94.1
Other liabilities	93.6	94.7

Common stock and additional paid-in capital	231.0	229.2
Retained earnings	651.6	627.8
Accumulated other comprehensive loss	(210.5)	(219.9)
Total stockholders' equity	672.1	637.1
Total liabilities and stockholders' equity	$1,794.3	$1,805.9

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended March 31,
	2021	2020

Cash flows from operating activities:
Income from continuing operations	$27.0	$29.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	18.3	17.5
Other	2.8	4.4

Changes in operating assets and liabilities:
Trade accounts receivable, net	20.1	14.7
Inventories	(0.9)	(2.8)
Accounts payable, trade and other	11.1	(36.3)
Advance and progress payments	11.3	(0.8)
Other - assets and liabilities, net	(4.0)	(11.9)

Cash provided by continuing operating activities	85.7	13.8
Cash provided by operating activities	85.7	13.8

Cash flows from investing activities:
Acquisitions, net of cash acquired	(15.9)	—
Capital expenditures	(8.9)	(9.2)
Other	0.6	0.8

Cash required by investing activities	(24.2)	(8.4)

Cash flows from financing activities:
Net (payments) proceeds on credit facilities	(46.8)	37.5
Dividends	(3.2)	(3.2)

Cash (required) provided by financing activities	(50.0)	34.3

Effect of foreign exchange rate changes on cash and cash equivalents	(1.5)	(3.8)

Increase in cash and cash equivalents	10.0	35.9

Cash and cash equivalents, beginning of period	47.5	39.5

Cash and cash equivalents, end of period	$57.5	$75.4

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2021	2020

Cash provided by continuing operating activities	$85.7	$13.8
Less: capital expenditures	8.9	9.2
Plus: proceeds from sale of fixed assets	0.6	0.8
Plus: pension contributions	0.2	0.2
Free cash flow (FCF)	$77.6	$5.6

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	March 31,	December 31,	March 31,	Change from	Change from
	2021	2020	2020	Prior Quarter	Prior Year
Total debt	$469.8	$524.9	$733.9	$(55.1)	$(264.1)

Cash and cash equivalents	(57.5)	(47.5)	(75.4)	(10.0)	17.9

Net debt	$412.3	$477.4	$658.5	$(65.1)	$(246.2)

JBT CORPORATION
BANK LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Four Quarters Ended
March 31, 2021
Total debt	$469.8
Cash and cash equivalents	(57.5)
Other items considered debt under the credit agreement	37.1
Consolidated total indebtedness(1)	$449.4

Last four quarters Adjusted EBITDA	$252.3
Other adjustments net to earnings under the credit agreement	(20.1)
Consolidated EBITDA(1)	$232.2

Bank leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	1.9

(1) As defined in the credit agreement

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q2 2021	Full Year 2021

Diluted earnings per share from continuing operations	$0.80 - 0.90	$4.20 - 4.40

Non-GAAP adjustments:
Restructuring expense(1)	0.05	0.11
M&A related costs(2)	0.08	0.17

Impact on tax provision from Non-GAAP adjustments(3)	(0.03)	(0.08)

Adjusted diluted earnings per share from continuing operations	$0.90 - 1.00	$4.40 - 4.60

(1) Restructuring expense is estimated to be approximately $1-2 million and $3-4 million for the second quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $2-3 million and $5-6 million for the second quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) Impact on tax provision was calculated using the Company's effective tax rate of approximately 25%.